Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Fibrocell Science, Inc.
Exton, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-183791, No. 333-183792, No. 333-183793 and No. 333-183794), Form S-3 (No. 333-185463, No. 333-185466 and No. 333-190649) and Form S-8 (No. 333-172776, No. 333-190650 and No. 333-196964) of Fibrocell Science Inc. of our report dated March 13, 2015 relating to the consolidated financial statements and the effectiveness of Fibrocell Science, Inc.'s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Philadelphia, Pennsylvania
March 13, 2015